Exhibit 6.2

PROMISSORY NOTE

$13,280,000.00	Nashville, Tennessee May 27, 2021

FOR VALUE RECEIVED, Worldwide Stages Spring Hill Realty LLC, a Tennessee limited liability company (“Borrower”), promises to pay to the order of CAPSTAR BANK (hereinafter “Lender”; Lender and any subsequent holders hereof being referred to collectively and separately as “Holder”), at the office of Holder at 1201 Demonbreun Street, Nashville, Tennessee 37203, or at such other places as Holder shall designate, in writing, advances up to the maximum principal sum of THIRTEEN MILLION TWO HUNDRED EIGHTY THOUSAND AND 00/100 DOLLARS ($13,280,000.00), or such sum as may be advanced and outstanding from time to time and advanced under the terms of that certain Construction Loan and Security Agreement between Borrower and Lender dated as of even date herewith, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms which are undefined herein shall have the meanings given to such terms in the Loan Agreement), together with interest on the outstanding principal balance at the rate(s) and in accordance with the terms set forth below. This Promissory Note (including any and all amendments, supplements and modifications hereto, any substitutes herefor, and any replacements, restatements, renewals or extension hereof, in whole or in part, this “Note”) evidences Loan, as defined in the Loan Agreement. All payments under this Note must be made in collected funds with lawful money of the United States of America at Lender’s main office or at such other location as Holder hereof directs in writing. In no event shall the unpaid principal amount drawn on this Note exceed $13,280,000.00.

Payments received after 2:00 p.m. on a business day of Lender or such other cut-off times established from time to time by Lender or on weekends or bank holidays will be credited as of the next Business Day of Lender.

Interest shall accrue on the outstanding principal balance of this Note at the rate of three and three-quarters percent (3.75%) per annum (“Interest Rate”), and shall be calculated on the basis of a 360 day year for actual days elapsed.

If for any reason the accrual of interest on this Note at the Interest Rate is voided by a court of competent jurisdiction, or if for any reason such court finds that the Interest Rate is different from the rate designated by the Lender, then this Note shall be deemed to have accrued interest from the date of execution at the highest rate permitted by law.

Beginning on the Maturity Date, or from the date of the occurrence of any Event of Default, Lender shall be entitled to charge and Borrower shall pay interest at the rate of twenty four percent (24.00%) (the “Default Rate”). At Lender’s option, the Default Rate shall be computed from the occurrence of Maturity Date or an Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Indebtedness is paid in full.

Notwithstanding anything to the contrary contained herein, the effective rate of interest on the Indebtedness evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be accrued or collected. Without limiting the generality of the foregoing, in the event the interest accrued or collected hereunder results in an effective rate of interest higher than that lawfully permitted to be accrued or collected, then such Interest Rate shall be reduced to the lawful maximum Interest Rate permitted to be accrued or collected by applicable law, and any amount previously paid or paid in the future which would exceed the highest lawful rate shall be applied to a reduction of principal (without premium or penalty) and not to the payment of interest.

In the event any installment of interest or of principal due under this Note is paid after the 15th day after the date when the same is due, then the Lender shall be entitled to collect, to the extent permitted by applicable law, a “late charge” in an amount equal to five percent (5.0%) of the amount of any such installment in order to defray part of the increased cost of collection occasioned by any such late payment as liquidated damages and not as a penalty.

LINE OF CREDIT.

During the Commitment Period, as defined in the Loan Agreement, this Note establishes a non-revolving line of credit (“Line of Credit”) to be used by Borrower for the construction of a facility located in Spring Hill, Tennessee consisting of approximately 350,000 square feet (the “Project”) and 38 acres, also referred to as 5000 Northfield Lane, Spring Hill, Maury County, Tennessee (“Property”). The Line of Credit shall be funded in two (2) tranches, subject to Lender approval and satisfaction of Borrower’s completion of certain requirements contemplated in the Loan Agreement. The first tranche consisting of a single advance in the amount of $7,360,000.00 shall be used by Borrower for the acquisition and closing costs in connection with the purchase of the Property. The second tranche consisting of multiple advances in the aggregate amount of $5,920,000.00 shall be used by Borrower for the Project and each Advance is subject to the satisfaction of all requirements set forth in the Loan Agreement. During the term of this Note, Borrower may, from time to time, request advances under this Note, provided that the total principal amount outstanding under this Note shall not, at any time, exceed Thirteen Million Two Hundred Eighty Thousand and 00/100 Dollars ($13,280,000.00). The obligation of Lender to make any advance under this Note shall be subject to the following conditions and shall be requested by Borrower and disbursed by Lender as hereinafter set forth:

a.	The total amount advanced under this Note shall in no event exceed $13,280,000.00.

b.	All draws shall be requested and advanced pursuant to the terms and conditions contained in the Loan Agreement.

c.	As of the time of each request and the time of any advance, there shall exist no default or Event of Default.

d.	Borrower shall have performed and complied with all agreements, warranties and conditions contained in this Note, the Loan Agreement and any other agreement with Lender which are required to be performed or complied by Borrower, and all such warranties and representations of Borrower shall be accurate.

e.	As of the time of each request and the making of each advance, no material adverse change shall have occurred in the financial condition of the Borrower, its endorsers or its guarantors.

f.	Lender may honor any request for advances made on Borrower’s behalf by any officer or agent of Borrower authorized by proper corporate resolution delivered to Lender, whether such request is made in person, by telephone or in writing. Lender may require that the request for advances be made in writing in a form and manner satisfactory to Lender, and Lender may also require that Borrower submit with each such request, written warranties, or other assurances acceptable to Lender, there is no existing default or Event of Default and showing that Borrower is otherwise entitled to receive the requested advance. The submission of any request for an advance, whether oral or in writing, shall constitute the warranty of the Borrower that, at the time of the request, Borrower has conformed and is in compliance with all agreements, warranties and conditions contained in this Note, the Loan Agreement and any other Loan Documents and as of the date of the request there exists no default or Event of Default, and there exists no material adverse change in the financial condition of Borrower or its guarantor.

g.	As long as Borrower meets the conditions for funding stated herein and in the Loan Agreement, Lender shall fund advances requested under this Note within five (5) business days of the actual receipt of Borrower’s request delivered to such officer of Lender designated for the receipt of notices or by any duly elected officer of Lender who holds the office of vice president or any more senior office. All funds advanced shall be disbursed by deposit directly into an account maintained by Borrower with Lender.

The principal of this Note and any accrued and unpaid interest shall be payable in full on earlier of (i) the 27th day of May, 2028 (“Maturity Date”) or (ii) upon acceleration by Lender based on the occurrence of one or more Events of Default (“Acceleration”). Until the earlier of the Maturity Date or Acceleration, for the period from the date of this Note to May 27, 2023 (“Conversion Date”), all interest accruing on the outstanding principal balance hereof shall be payable monthly in arrears on the 27th day of each month, commencing on the 27th day of June, 2021 and continuing thereafter until the Conversion Date.

TERM LOAN.

Effective on the Conversion Date, the Line of Credit shall terminate and no further advances may be requested and no further advances shall be advanced. Beginning on the Conversion Date, the unpaid principal balance of this Note shall be converted to a term loan payable in fifty (59) consecutive monthly installments of principal and interest payments commencing on the 27th day of June, 2023 based on the outstanding principal balance of the Loan amortized over two hundred forty (240) months. All outstanding principal and any unpaid accrued interest shall be due on May 27, 2028.

If any payment received by Lender under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

PREPAYMENT. Borrower may prepay the outstanding principal of the Loan, or any part thereof, from time to time; provided, however, if Borrower prepays the outstanding principal of the Loan (i) on or before May 27, 2023, there shall be a prepayment penalty of three percent (3.0%); (ii) on or before May 27, 2025, there shall be a prepayment penalty of two percent (2.0%); or (iii) on or before May 27, 2026, there shall be a prepayment penalty of one percent (1.0%). Prepayments made after the Conversion Date shall be credited to installments of principal in the inverse order of their maturity. The Loan evidenced by this Note is not a revolving credit facility, so Borrower may not re-borrow any principal amounts prepaid hereunder.

Collateral; Guaranty.

This Note is secured by certain collateral (“Collateral”) described in (i) that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement, and Financing Statement executed by Borrower, dated May 27, 2021 and duly recorded in the Register’s Office for Maury County, Tennessee (the “Deed of Trust”); and that certain Assignment of Leases and Rents, dated May 27, 2021, executed by Borrower and duly recorded in the Register’s Office for Maury County, Tennessee (the “Assignment of Rents”), encumbering certain real property known as 5000 Northfield Lane, Spring Hill, Maury County, Tennessee; and (ii) that Construction Loan and Security Agreement duly executed by Borrower of even date herewith, to which Deed of Trust, Assignment of Rents and Loan Agreement references are hereby made for a description of the rights of the Lender of this Note in the Event of Default.

As consideration for this Note, Worldwide Stages Spring Hill, LLC, a Tennessee limited liability company and Kelly L. Frey, Sr., an individual resident of the state of Tennessee (individually and collectively, the “Guarantor”) each executed a Continuing Guaranty, of even date (collectively, the “Guaranty”) to which Guaranty reference is hereby made for a description of the rights of the Holder of this Note in the event of default. Borrower acknowledges and agrees that as an inducement for Lender to provide financing in connection with this Note (and the Loan Documents) any future subsidiary shall promptly execute a guaranty agreement in form and substance as requested by Lender, to guarantee the payment of this Note and the Loan Documents.

Remedies upon Event of Default. If an Event of Default occurs and is continuing after ten (10) business days written notice to Borrower and each Guarantor, Lender may at any time thereafter, without notice, exercise any and all rights, powers and remedies permitted under the Loan Agreement, the other Loan Documents and under applicable law. Without limiting the foregoing, Lender may take the following actions:

a. Lender Lien. Foreclose its security interest or lien against Borrower’s deposit accounts held with Lender and the Property.

b. Acceleration Upon Event of Default. Accelerate the maturity of this Note; whereupon then the entire principal sum outstanding under this Note, together with accrued interest thereon, fees, charges, and costs, if any, shall, without notice, at the option of the Lender, at once become due and payable; provided, however, if the Event of Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, this Note shall automatically and immediately be due and payable.

c. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity and said remedies shall be cumulative and shall include, but not be limited to, suit for judgment against any Borrower, endorser or guarantor; obtaining possession, appointing a receiver, sale or other disposition of any part of or all of the Collateral and any assets and interests which are security for or collateral for the Obligations or which are held or owned by Lender; and the offset of any bank accounts and monies of Borrower, any endorser or any guarantor on deposit with Lender.

ORIGINATION FEE. There shall be an origination fee in the amount of Thirty Three Thousand Two Hundred and No/100 Dollars ($33,200.00) due and payable in connection with this Loan.

The validity, construction and enforceability of, and the rights and obligations of the Borrower and the Lender under this Note shall be governed by, construed and enforced in accordance with, the laws of the State of Tennessee, except to the extent that federal law is applicable to determine the maximum rate of interest chargeable hereunder. This Note may be freely transferred by Lender. Furthermore, for the purpose of determining the rights and obligations of Borrower and Lender regarding this Note, it shall be deemed a negotiable instrument under the Uniform Commercial Code, as incorporated into applicable state law.

Time is of the essence of each obligation of the Borrower hereunder.

In the event any provision of this Note (or any part of any provision hereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal or unenforceable.

The Borrower, for itself and its successors and assigns and any endorser or guarantor, for themselves/their heirs and representatives, jointly and severally, waives presentment, protest and demand, notice of protest, demand, dishonor, default and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Borrower or any endorser or guarantor hereof.

No failure to accelerate the Obligations by reason of any occurrence of one or more Events of Default, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict and timely compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. No extension of the time for payment of the Obligations or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the Obligations, shall operate to release, discharge, modify, change or affect the original liability of Borrower hereunder or that of any other person now or hereafter liable for payment of the Obligations, either in whole or in part, unless Lender agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Borrower and any endorser or Guarantor shall not be entitled to any notices of any nature whatsoever from Lender, except (i) with respect to matters to which this Note specifically and expressly provides for the giving of notice by Lender and (ii) with respect to matters which Lender is required by applicable law to give notice. Borrower expressly waives the right to receive any notice from Lender with respect to any matter for which this Note does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Whenever pursuant to this Note (i) Lender exercises any right given it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, all such decisions and determinations made by Lender shall be in the reasonable discretion of Lender, except as may be otherwise expressly and specifically provided herein.

Borrower hereby irrevocably consents to the jurisdiction and venue of any state or federal court located within, or having jurisdiction over, the County of Davidson, Tennessee, for any disputes pertaining to this Note and/or the Indebtedness evidenced hereby, and agrees that, subject to the Lender’s sole and absolute election, any case or proceeding relating to Title XI of the United States Code and any actions relating to the Indebtedness evidenced hereby shall be litigated in such courts, and the Borrower waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court. Nothing contained in this paragraph shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Borrower, any co-borrower, Guarantor and any endorser irrevocably waives all right to trial by jury in any court in any action (a) Lender brings to collect amounts owed to Lender under this Note; (b) alleging that Lender has (i) breached this Note or any note modified or extended by this Note, (ii) has breached any agreement relating to an extension of credit to Borrower, (iii) has breached any other agreement, express or implied, (iv) Lender or any of its officers, employees, representatives or agents have acted wrongfully, negligently, or otherwise tortiously, with respect to any Borrower, co-Borrower, endorser, or guarantor; or (c) between the parties. This waiver of trial by jury does not waive Borrower or Lender’s right to bring a lawsuit that a judge, without a jury, would decide. To the extent that any court of competent jurisdiction determines that such a jury waiver is inapplicable or unenforceable with respect to any claim or dispute, such claim or dispute shall be submitted to and settled by final and binding arbitration under the Federal Arbitration Act or other applicable law, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceedings shall be held before a single arbitrator who is an active attorney or a retired judge.

Borrower, any co-borrower, Guarantor and any endorser agree to pay all reasonable attorneys’ fees, expenses, court costs and all other costs of whatever kind reasonably incurred or paid by Lender, whether or not any legal proceeding is commenced and whether or not the debt has matured or an Event of Default has occurred or is continuing or default has been declared, incident to the Obligations, including but not limited to, (i) the drafting, negotiation, and preparation of this Note and all other Loan Documents and the closing of the Loan; (ii) any extension, renewal, modification, amendment, consolidation, restructure, or refinancing of the Obligations; (iii) the release or substitution of any Collateral for the Obligations; (iv) obtaining consents, waivers, or approvals with respect to the Loan Documents and any Collateral; (v) the review, advice and response to any correspondence, documents or documentation submitted by or for the benefit of any Borrower, endorser, or guarantor; (vi) the perfection, validity, priority, collection, enforcement, protection and defense of any Collateral and all Loan Documents executed in connection with the Obligations including any mortgage, security, assignments, pledges, security interests, or liens and all other rights and obligations therein; (vii) the collection, enforcement, protection and defense of any Collateral; (viii) the perfection, validity, and priority of Lender’s interest in any Collateral; (ix) representation of Lender in any bankruptcy, receivership, insolvency, administrative, judicial, or other legal proceeding irrespective of whether or not an Event of Default has incurred or default has been declared; and (xi) all reasonable attorney’s fees, expenses, costs, recording fees, taxes, and other costs of whatever kind incident to and necessary to document, record, perfect, and continue the priority and perfection of Borrower’s mortgage, security interest, assignment, pledge, or lien in any Collateral.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date and year set out above.

BORROWER:

WORLDWIDE STAGES SPRING HILL REALTY LLC,
a Tennessee limited liability company

By:	/s/ Kelly L. Frey, Sr. Manager
Kelly L. Frey, Sr., Manager

STATE OF TENNESSEE

COUNTY OF MAURY

Before me, the undersigned Notary Public, personally appeared Kelly L. Frey, Sr., with whom I am personally acquainted with (or proved to me on the basis of satisfactory evidence), and who upon oath, acknowledged himself to be the Manager of Worldwide Stages Spring Hill Realty LLC, a Tennessee limited liability company, the within named bargainor, and that he, as such Manager, executed the foregoing instrument for the purposes therein by signing the name of said limited liability company by himself as such Manager of the within named bargainor.

Witness my hand and seal, at office, this   27th   day of May, 2021.

(SEAL)		/s/ Jeannie Davis
Notary Public

My commission expires:	[SEAL – 04-17-2022]